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Medallion financial corp.
(Name of Registrant as Specified in Its Charter)

KORR VALUE L.P. KORR ACQUISITIONS GROUP, INC. KENNETH ORR DAVID ORR JONATHAN ORR Andrew S. Fox Philip P. Scala
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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KORR Value L.P., a Delaware limited partnership (“KORR Value”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Medallion Financial Corp., a Delaware corporation (the “Company”).

Item 1: On February 28, 2022, KORR Value issued the following press release:

KORR Value Sends Letter to Medallion Financial Reinforcing the Urgent Need for Governance and Strategic Change Following Recent Earnings

Contends Abysmal Governance, Apparent Conflicts and Questionable Insider Dealings Have Caused Shares to Trade at a Punishing Discount to Book Value – Despite Record Earnings

Fears the Company Will Perpetually Trade at a “Bad Governance Discount” and Remain Uninvestable to Many Institutional Investors Until There is Governance and Strategic Change

Urges Independent Directors to Honor Their Fiduciary Duties to ALL Shareholders by Facilitating Sorely-Needed Governance Improvements and Exploring Strategic Alternatives

NEW YORK--(BUSINESS WIRE)--KORR Value, L.P., which together with its affiliates owns approximately 5.7% of the outstanding common shares of Medallion Financial Corp. (NASDAQ: MFIN) (the “Company”), today sent the following open letter to the Board of Directors of the Company:

February 28, 2022

Dear Members of the Board,

KORR Value, L.P. (collectively with its affiliates, “KORR”) is the largest unaffiliated shareholder of Medallion Financial Corp. (“Medallion Financial” or the “Company”), with holdings of approximately 5.7% of the Company’s outstanding shares. We are also a long-term shareholder that has spent more than five years trying to engage in good faith with the Board and privately advocate for both governance enhancements and value-enhancing actions. We are writing to you today, on the one hand, to applaud the Company’s recently released record full-year financial results, but also, on the other hand, to reinforce to you that the market is not going to give Medallion Financial credit for strong performance as long as it is plagued by abysmal governance, apparent conflicts of interest and questionable insider dealing. In our view, Medallion Financial will continue to trade at a punishing discount to book value and remain uninvestable to a large portion of the market until there is a change of attitude and personnel in the boardroom.

We applaud the fact that Medallion Financial’s core operating business, Medallion Bank, drove record earnings growth for the quarter that far exceeded analysts’ consensus expectations. The 2004 decision to pivot from the legacy taxi medallion business into highly profitable and growing consumer lending has paid off. We recognize that the decision has contributed to a financial turnaround for the Company and may have, in fact, saved the entire business. Nonetheless, strong operating results have not been enough to conceal governance issues and produce sustainable returns for shareholders.

Medallion Financial’s Market Capitalization Remains Disconnected from Real Enterprise Value

Unfortunately, Medallion Financial’s shares continue to trade at a staggering discount. Although Medallion Bank had net income of $70 million in 2021, the entire Company’s market capitalization is still only $209 million. The Company has 2021 full-year earnings per share of $2.17, yet its share price remains at $8.34 (less than 4x earnings and far below peers).

We have long suggested that the Board either take meaningful actions to preserve value or pursue a value-maximizing sale of the Company that can secure an attractive premium for shareholders. As the operating business continues to flourish and the share price fails to follow, it has only become more apparent that our suggestions, which have long been ignored by the Board, are ever more necessary.

KORR Believes Medallion Financial’s Punishing Share Price Discount Comes Down to TRUST, or a Lack Thereof…

CORPORATE GOVERNANCE

We maintain that change is needed in the boardroom in order to open a new chapter for the Company. The Company must pivot from its history of an old guard and country club-styled Board toward a true refreshment involving the appointment of highly-qualified and fully independent directors. To be clear, our recent nomination of two director candidates is by no means an attempt to gain control of the Company or to alter the financially successful operating businesses. Our independent director candidates can merely provide shareholders with a sense of trust that management will be held accountable and that all avenues for value creation will be considered.

We are shocked that the Board has yet to announce the formation of an independent committee with respect to the U.S. Securities and Exchange Commission (“SEC”) lawsuit (the “Murstein Lawsuit”) discussed below in light of the serious conflicts of interest involved for the Board, as currently composed. The ongoing SEC action is of utmost concern, and the enterprise itself should not take a black eye because of the alleged reckless actions of an individual. The Board should immediately form an independent committee and task it with handling all aspects of the Murstein Lawsuit to ensure that the interests of shareholders are paramount in any discussions with the SEC or other third parties.

TRANSPARENCY AND SELF-AWARENESS

One of the constant themes we have heard from other shareholders and potential investors, and one that we have also raised, is a consistent lack of transparency from the Company and a lack of self-awareness exhibited by the Board. How many medallions back each loan? How many individual medallion owners are in the portfolio? How many fleet owners are in the portfolio? Why has the Company not taken advantage of New York City’s recent guarantee program for those individual owners even if it just represents a small amount of the portfolio?

“Uninvestable” is a term we have heard from far too many potential investors. Yet, when we have tried to explain the investing public’s perception to the Board, we have been told time and time again that “once the medallion loan losses subside, the investors will come back.” Clearly, the value gap has only increased and continues to increase with each profitable quarter. The medallion portfolio is currently immaterial and yet the stock is trading at a shockingly low earnings multiple. This lack of self-awareness is made clear by several of management’s recent statements:

1.	As a response to the SEC complaint in December 2021, the Company issued a statement full of denial, defiance and accolades of the Mursteins. Whether or not this is the belief of the Company, the statement did not mention the exposure to the entire enterprise, failed to recognize investor concern and provided no insight into any plan to resolve the matter.

2.	Rather than calm investors’ concerns over the SEC complaint during the earnings call on Thursday (two months after the Company's original response above) by showing that the Board would look to remove any risk to the enterprise itself, Andrew Murstein once again stated a similar message: “…As we said in our statement on December 29, 2021, we intend to vigorously defend against the SEC's unfounded charges and are confident we will be completely vindicated. Our next step in the process is to file a response to the SEC, which we will do before March 22.”[1]

1 Company fourth quarter 2021 earnings call transcript.

3.	When asked about the capital deployment, rather than address the question specifically, the Company instead stated how tough the last five years have been because of the heavy losses in the medallion loan segment, and celebrated its now $0.08 dividend. We appreciate that the Company has reinstated the dividend (something we at KORR have been urging for some time), but the statement fails to recognize that shareholders know that annual bonuses have averaged $2.1 million for Andrew and Alvin Murstein during those lean years (2017–2020) when investors got nothing.[2]

CAPITAL ALLOCATION

We recognize that the Company has followed through on two of our many requests by selling its racing team and reinstating its dividend. However, we are hopeful that the $0.08 per quarter dividend is only the beginning of what should be a larger payout ratio in the future.

On the recent earnings call, we were intrigued by the question raised by a B. Riley Securities analyst about the “dividend payout ratio,” and “the potential for any share repurchases.” Unfortunately, the lack of a direct response left us with more questions than answers:

•	“So I think the idea has always been to reward shareholders. The past 5 years have been difficult as we navigated through the taxi medallion deterioration. We like to think that we're on the other side of that now. So, it's the right time to reinstate the dividend. And I think that's the clearest way to provide a return to shareholders. Buybacks are nice. There's a lot of macro items that could occur that impact volatility in stock prices that we can't control. So, by giving the shareholders cash, they can make their own decisions.”[3]

We believe that all shareholders would value a commitment from the Company to grow the dividend beyond $8 million per year and, more importantly, would appreciate a clear answer regarding the dividend payout ratio. Regardless of the metric used to decide the dividend payout, clarity would only aid in restoring the trust of current and potential shareholders.

Additionally, the response above in the context of share repurchases was perplexing. The Company has had an open share repurchase program of $23 million since 2016. According to the response, it seems as though this repurchase program will continue to sit idle, even as the stock trades at less than 4x 2021 earnings per share. Not only does this defy logic given the current share price, but it further illustrates why there is a lack of trust from shareholders. Why announce a share repurchase program in 2016 only for it to go unused for the last five years? Not only should the Board commit to act on its current buyback program, but it should be expanded significantly while shares trade at a major discount and should commit to an automatic program in compliance with Rule 10b-18.

POSSIBLE SALE

In our letter addressed to the independent directors in January 2022, we stated, among many things, that KORR has been approached by many investment banks and several well-capitalized and qualified institutions that are interested in acquiring Medallion Bank. This is why we were confused by the Company’s recent response to a question about strategic alternatives:

2 Figure includes bonus, other annual compensation, restricted stock awards and option awards.

3 Company fourth quarter 2021 earnings call transcript.

“As of right now, there's nothing on the table, but that changes with markets and things of that nature. But I think that's a statement just to address the concerns that we are cognizant of shareholder value and that's something we're looking at if something were to arise.”

There have been comparable sales of industrial banks in the last year, including Enerbank, which sold for $960 million (2.8x book value and 8.6x annualized earnings per share). According to our sources, Enerbank had 25 bidders in their process, which was run by Goldman Sachs.

If one just looks at who has applications in for an industrial bank, you will see the demand by firms such as GM Financial, Edward Jones Bank and Rakuten Bank, just to name a few. To be clear, none of these firms are among those that have approached KORR. If the Board is serious about considering all options and evaluating strategic alternatives for the bank, we have indicated, and continue to indicate, that we are happy to refer potential buyers, as well as bankers, to assist in the effort. Based on the Enerbank transaction, we believe Medallion Bank would sell for multiples of the current market capitalization of the entire Company.

The Board should know we have received unsolicited positive feedback from a significant cross-section of the shareholder base since going public with our nominations and concerns. With that said, we prefer to avoid an election contest and remain committed to working with the Company to assist in unlocking value for the benefit of all of the Company’s stakeholders, which include the Mursteins and the members of the Board. We hope that the Company’s recent record results and lack of share price performance will finally indicate to the Board and management that Medallion Financial cannot simply “earn its way out of this” and that substantial change is required.

We believe that substantial change is needed and warranted on the Board in order to provide a fresh perspective, renewed accountability to shareholders, and importantly, the objectivity and perspective to make decisions that reflect the best interests of shareholders as paramount. Only with these changes do we believe Medallion Financial can unlock its full value potential. We appreciate the recent dialogue between our advisors and remain open to continuing those discussions in order to reach a constructive solution for meaningful change that will position the Company for long-term success.

Sincerely,

Kenneth Orr
KORR Value, L.P.

***

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

KORR Value, L.P., a Delaware limited partnership (“KORR Value”), together with the other participants named herein (collectively, “KORR”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Medallion Financial Corp., a Delaware corporation (the “Company”).

KORR STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be KORR Value, KORR Acquisitions Group, Inc., a New York corporation (“KORR Acquisitions”), Kenneth Orr, David Orr, Jonathan Orr, Andrew S. Fox and Philip P. Scala.

As of the date hereof, KORR Value directly beneficially owns 1,253,900 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), including 1,000 shares of Common Stock held in record name. As the general partner of KORR Value, KORR Acquisitions may be deemed to beneficially own the 1,253,900 shares of Common Stock directly beneficially owned by KORR Value. As the Chief Executive Officer and Chief Investment Officer of KORR Acquisitions, Mr. K. Orr may be deemed to beneficially own the 1,253,900 shares of Common Stock directly beneficially owned by KORR Value. As of the date hereof, Mr. D. Orr may be deemed to beneficially own 83,000 shares of Common Stock. As of the date hereof, Mr. J. Orr directly beneficially owns 95,202 shares of Common Stock. As of the date hereof, neither of Messrs. Fox or Scala own beneficially or of record any securities of the Company.

Contacts

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@longacresquare.com / ckiaie@longacresquare.com

***

Item 2: Also on February 28, 2022, KORR Value L.P. was quoted in the following article published by Activist Insight:

Korr amps up pressure on Medallion board

Activist Insight

February 28, 2022

Korr Value continues to add pressure onto Medallion Financial’s board, saying “strong operating results have not been enough to conceal governance issues”. The activist recently nominated two directors to the company’s board.

In a Monday letter to the board, Korr was complementary of Medallion’s full-year financial results but said the company’s share price continues to trade at a “staggering discount.”

Korr said it does not wish to gain control of the company with its director nominees but outlined that they could “provide shareholders with a sense of trust that management will be held accountable and that all avenues for value creation will be considered,” said Korr.

The Securities and Exchange Commission (SEC) recently charged Medallion and its Chief Operating Officer Andrew Murstein “with illegally engaging in two schemes in an effort to reverse the company’s plummeting share price.”

Korr said it is “shocked” that the board has yet to announce the formation of an independent committee in connection with the SEC lawsuit.

Korr stated that it would like Medallion to up its dividend, explore potential share repurchases, and that the company should explore strategic alternatives. “[Korr is] happy to refer potential buyers, as well as bankers, to assist in the effort.”

“We believe that substantial change is needed and warranted on the board in order to provide a fresh perspective, renewed accountability to shareholders, and importantly, the objectivity and perspective to make decisions that reflect the best interests of shareholders as paramount. Only with these changes do we believe Medallion Financial can unlock its full value potential,” said Korr.

Shares in Medallion were up 3.7% at $8.65 per share as of 11:30 a.m. Monday.